Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Porter Bancorp, Inc. of our report dated March 25, 2016 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Porter Bancorp, Inc. for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the prospectus.

Crowe Horwath LLP

Louisville, Kentucky
June 23, 2016